Exhibit 23.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Certified Valuation Analysts

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 12, 2017, with respect to the financial statements of AgEagle Aerial Systems, Inc. contained in the 8-K filed by EnerJex Resources, Inc.

We hereby consent to the use of the aforementioned report, dated May 12, 2017, except for the effects of the 1-for-2 reverse stock split described in Note 11, as to which the date is June 7, 2016, on our audit of the financial statements of AgEagle Aerial Systems, Inc., which is contained in the 8-K filed by EnerJex Resources, Inc.

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL October 19, 2017